UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 Date of Report
                                  March 3, 2004
                        (Date of earliest event reported)


                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)




         1-9792                                63-0949734
---------------------------         --------------------------------------
   (Commission File No.)               (IRS Employer Identification No.)



        32 Wilson Boulevard 100
            Addison, Alabama                             35540
---------------------------------------      -----------------------------
(Address of principal executive offices)              (Zip Code)




                                    (256) 747-9800
                    --------------------------------------------------
                   (Registrant's telephone number, including area code)

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.
             ------------------------------------------------------------------


         (c) EXHIBITS.

                           Exhibit 99.1     Press Release dated March 3, 2004.


Item 12.     Disclosure of Results of Operations and Financial Condition.
             -----------------------------------------------------------


                  On March 3, 2004, Cavalier Homes, Inc. (the "Company") announced its financial results for the quarter and year ended December 31, 2003. The Company also announced that it is moving the listing of the Company's common stock to the American Stock Exchange. The full text of the press release is set forth in Exhibit 99.1 hereto. The information in this report, including the exhibit hereto, is deemed "furnished" not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                           CAVALIER HOMES, INC.
                                                (Registrant)


Date: March 3, 2004                      By       /s/ Michael R. Murphy
                                         --------------------------------------
                                                      Michael R. Murphy
                                                 Its Chief Financial Officer

                                  Exhibit Index

Exhibit                 Description
-------                 -----------
99.1                    Text of Press Release dated March 3, 2004.

                                                         Exhibit 99.1

From:                      Cavalier Homes, Inc.
Approved by:               David Roberson
Subject:                   Financial Results
Contact:                   Mike Murphy (256) 747-9800



           CAVALIER ANNOUNCES Fourth Quarter and YEAR-END 2003 RESULTS

                      CAVALIER Homes to move stock listing
                         to the american stock exchange

Addison, Ala. (March 3, 2004) - Cavalier Homes, Inc. (NYSE: CAV) today announce financial results for the fourth quarter and year ended December 31, 2003.

         Highlights of the Company's report included (dollars in thousands, except per share amounts):

                                                      Fourth Quarter Ended                    Year Ended
                                                          December 31,                       December 31,
                                                --------------------------------    -------------------------------
                                                     2003              2002             2003              2002
                                                --------------    --------------    -------------    --------------
Revenue                                          $      56,041    $       87,008    $     247,836    $      387,257
Income (loss) before income taxes                        1,139           (11,649)          (5,088)          (14,792)
Cumulative effect of change
   in accounting principle, net                             --                --               --           (14,162)
Net income (loss)                                        1,078           (20,988)          (4,570)          (34,670)
Net income (loss) per share, basic and diluted            0.06            (1.19)            (0.26)           (1.96)

         Revenue for the fourth quarter declined 36% to $56,041,000 from $87,008,000 in the year-earlier period, and on a sequential quarterly basis, revenue declined 12% from $63,863,000 in the third quarter of 2003. Home manufacturing sales, the largest component of revenue, fell 37% to $53,178,000 for the quarter versus $84,266,000 for the fourth quarter of 2002 and 12% from $60,176,000 in the third quarter of 2003. Floor shipments for the quarter declined 45% to 2,576 floors versus 4,644 floors in the fourth quarter last year and 19% from 3,193 floors in the third quarter of 2003.

         Cavalier reported pre-tax income of $1,139,000 for the fourth quarter of 2003, inclusive of impairment and other related charges totaling $574,000. In the year-earlier quarter, the Company's pre-tax loss was $11,649,000, inclusive of impairment and other related charges of $6,064,000. The Company's provision for income taxes was $61,000 in the fourth quarter of 2003 versus $9,339,000 in the fourth quarter of 2002, with the 2002 amount reflecting primarily a valuation allowance for deferred tax assets. Cavalier's net income for the fourth quarter of 2003 was $1,078,000 or $0.06 net income per diluted share compared with a net loss of $20,988,000 or $1.19 net loss per diluted share in the same period last year.

         "As 2003 began, we anticipated there would be additional pressure on sales due to ongoing economic weakness and, in particular, the shortage of retail and dealer financing," said David Roberson, President and Chief Executive Officer. "Moreover, we expected that conditions would be the most severe in markets across the Southeast because of their traditional reliance on chattel mortgages. The year's events largely tracked these predictions, as overall industry floor shipments declined 21% during 2003 and 30% in our 11 core southeastern states.

         "Despite these challenges, Cavalier closed the year with a profitable quarter," he continued. "The improvement in fourth quarter operating results reflected primarily the effects of cost-cutting measures implemented in late 2002 and early 2003 that extended our efforts to reduce expenses and right-size the Company in light of current market conditions. Because of these steps, our gross profit margin has generally improved over the past several quarters, even as sales have remained under pressure, and we have cut our operating expenses more than 30% year over year. Impairment charges also were less of a factor for us in 2003 because of our early action in prior years to reduce manufacturing capacity, which required the closure of only one plant during 2003. Despite this downsizing of our manufacturing capacity, we did not sacrifice our ability to provide needed product to our dealers from remaining plants, except for our withdrawal from the Northeast market concurrent with the closing of our plant in Shippenville, Pennsylvania."

         Relative to the Company's efforts to eliminate unneeded capacity, Roberson noted that the Company sold a significant part of its previously idled manufacturing complex in Belmont, Mississippi, during the fourth quarter of 2003. The sale yielded net proceeds of $1,283,000, of which $1,000,000 was used to reduce the real estate term loan portion of the Company's credit facility. In connection with the sale, Cavalier recorded in selling, general and administrative expenses for the quarter a loss on disposal of this property totaling $886,000, which accounted for the increase in these expenses between the third and fourth quarters of 2003. The Company also recorded impairment and other related charges in the fourth quarter of 2003 of $574,000, which was primarily related to the remaining portion of the Belmont property not included in that sale.

         Subsequent to year's end, Cavalier sold substantially all of the remaining Belmont manufacturing complex, receiving net proceeds of $2,074,000 and realizing no further loss beyond that anticipated with the fourth quarter 2003 impairment charge. The Company used $1,555,000 of these proceeds to further reduce the amount outstanding on the long-term portion of its credit facility.

         "As we look ahead to 2004, we conservatively expect that the market will likely remain sluggish for some time, owing in part to seasonality," Roberson added. "However, we also note some encouraging signals that renewed growth in industry shipments may finally be at hand, which leads us to believe that this winter may mark the low point of the cycle. The national economy is stable and showing signs that a recovery is finally gaining traction. The recent industry downturn has reduced excess dealer inventory to the point that an increase in demand will likely translate more directly into new orders. Meanwhile, the market for repossessed homes appears to be firming in both price and quantity. Most important, however, there are clear indications that lenders are beginning to enter or re-enter the market, which would provide the necessary liquidity to support a potential rebound in sales. It will probably take at least several more months for these positive factors to begin to have a meaningful influence on industry sales and, in fact, we expect to report a loss for the first quarter of 2004 due primarily to the seasonality of the period. Longer-term, however, we believe the prudent steps we have taken to reduce costs and lower our breakeven point will position us to return to profitable operations later in 2004 and strengthen our competitive position in the marketplace going forward."

         Cavalier's revenue for 2003 declined 36% to $247,836,000 from $387,257,000 in 2002. Home manufacturing sales fell 37% to $237,215,000 for the period versus $375,385,000 last year. Floor shipments for 2003 declined 43% to 12,411 floors compared with 21,703 floors in 2002.

         The Company's pre-tax loss for 2003 was $5,088,000, inclusive of impairment and other related charges totaling $750,000. In 2002, the Company's pre-tax loss was $14,792,000, inclusive of impairment and other related charges totaling $6,064,000, which were partially offset by a benefit from the settlement of an insurance claim totaling $1,163,000. For 2003, Cavalier recorded an income tax benefit of $518,000 compared with income tax expense of $5,716,000 for 2002. The Company's loss for 2003 was $4,570,000 or $0.26 per diluted share, versus a loss before the cumulative effect of a change in accounting principle of $20,508,000 or $1.16 per diluted share in 2002.

         In the first quarter of 2002, Cavalier posted a charge of $14,162,000, net of taxes, or $0.80 per diluted share, to record the cumulative effect of a change in accounting principle, eliminating all of the Company's goodwill on the balance sheet at the beginning of the quarter pursuant to the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Therefore, the Company's net loss for 2002, giving effect to the change in accounting principle, was $34,670,000 or $1.96 per diluted share.

         Mike Murphy, Cavalier's Chief Financial Officer, noted that Cavalier ended the year with cash totaling $32,393,000 versus $34,939,000 a year ago. Inventories declined 40% to $10,964,000 at December 31, 2003, from $18,287,000 at the end of 2002, matching the decline in sales during the year. Likewise, dealer inventory, including inventory at the Company's three retail sales centers, declined 34% to approximately $100,000,000 from $151,000,000 a year ago.

         According to Murphy, Cavalier has reduced its long-term debt, including Industrial Development Bonds, by $7,454,000 during the past year, from $23,990,000 to $16,536,000. At December 31, 2003, the Company had $8,895,000
outstanding under the $10,000,000 long-term component of its credit facility. None of the $25,000,000 revolving line of credit component was outstanding at quarter's end, under which $9,181,000 was currently available based on underlying collateral. Cavalier was in full compliance with all terms and conditions of the credit facility as of December 31, 2003.

         Separately, the Company announced that its common stock has been accepted for listing on the American Stock Exchange. It is anticipated that Cavalier's common stock will begin trading on the Amex under the symbol CAV on March 5, 2004. The last trading day for Cavalier's stock on the New York Stock Exchange will be March 4, 2004.

         Commenting on the move to the Amex, Roberson said, "We are pleased to announce our listing with the American Stock Exchange and see it as an attractive step to help ensure that our stockholders continue to benefit from an efficient and liquid market for our common stock. The change will not result in any interruption in the trading in our stock as the transition should be seamless and transparent for our stockholders."

         Last year, Roberson noted, Cavalier reported that it had fallen below the NYSE continued listing standards with respect to market capitalization of $50 million and total stockholders' equity of $50 million. Subsequently, the NYSE accepted the Company's proposed plan to re-establish compliance with the then-applicable NYSE's continued listing standards over an 18-month period. While Cavalier's market capitalization has rebounded above original NYSE requirements, continued adverse market conditions have maintained pressure on industry sales and have constrained profitability, thus somewhat limiting the Company's progress with regard to stockholders' equity.

         Although the Company has made significant progress in its operations and has been successful in continuing its listing to date, the NYSE recently has proposed changes to its continued listing criteria that will raise the thresholds for both market capitalization and stockholders' equity to $75 million. As such, the Company believes continued listing on the NYSE, against the backdrop of low shipment levels that now prevails in the industry, would likely extend the additional quarter-to-quarter reporting under the NYSE process and the continued uncertainty of a liquid trading market for the Company's stock. Accordingly, since Cavalier fully complies with the listing requirements of the Amex, the Company believes that ensuring the future trading liquidity of the Company's stock will be better achieved by changing its listing to the Amex.

         Cavalier also noted that it has moved the record date for the Company's 2004 annual meeting to March 22, 2004, from March 19, 2004, as previously announced. The date of the annual meeting remains May 19, 2004.

         Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

         A public, listen-only simulcast of Cavalier Homes' year-end quarter conference call will begin at 9:30 a.m. Eastern Time tomorrow (March 4, 2004) and may be accessed via the Company's web site, www.cavalierhomebuilders.com; investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form. A replay of this call will be available shortly after the call using this same link and will continue until April 4, 2004.

         With the exception of historical information, the statements made in this press release, including those containing the words "believe," "know," "will," "should," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2002, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended September 27, 2003, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

                              Cavalier Homes, Inc.
                         Unaudited Financial Highlights
                    (In thousands, except per share amounts)

                                                      Fourth Quarter Ended                    Year Ended
                                                          December 31,                       December 31,
                                                 -------------------------------    -------------------------------
                                                     2003               2002              2003             2002
                                                 -------------    --------------    -------------    --------------
Revenue                                          $      56,041    $       87,008    $     247,836    $      387,257
Income (loss) before income taxes                        1,139           (11,649)          (5,088)          (14,792)
Income taxes (benefit)                                      61             9,339             (518)            5,716
                                                 -------------    --------------    -------------    --------------
Income (loss) before cumulative effect of
   change in accounting principle                        1,078           (20,988)          (4,570)          (20,508)
Cumulative effect of change in accounting
   principle, net of tax benefit of $1,306                  --                --               --           (14,162)
                                                 -------------    --------------    -------------    --------------
Net income (loss)                                $       1,078    $      (20,988)   $      (4,570)   $      (34,670)
                                                 =============    ==============    =============    ==============
Basic and diluted income (loss) per share:
   Income (loss) before cumulative effect
      of change in accounting principle          $        0.06    $       (1.19)    $       (0.26)   $       (1.16)
   Cumulative effect of change
      in accounting principle                               --                --               --            (0.80)
                                                 -------------    --------------    -------------    -------------
   Net income (loss)                             $        0.06    $       (1.19)    $       (0.26)   $       (1.96)
                                                 =============    ==============    =============    =============
Weighted average shares - basic                         17,668           17,666            17,666           17,665
                                                 =============    ==============    =============    ==============
Weighted average shares - diluted                       17,721           17,666            17,666           17,665
                                                 =============    ==============    =============    ==============



                   Cavalier Homes, Inc. Data Sheet - Unaudited
                    (In thousands, except per share amounts)

                                                      Fourth Quarter Ended                    Year Ended
                                                          December 31,                       December 31,
STATEMENT OF OPERATIONS SUMMARY                      2003              2002              2003             2002
                                                 -------------    --------------    -------------    -------------
Home manufacturing net sales                     $      53,178    $       84,266    $     237,215    $     375,385
Financial services                                         665               788            2,673            2,690
Retail                                                   2,198             1,954            7,948            7,908
Other                                                       --                --               --            1,274
                                                 -------------    --------------    -------------    -------------
   Total revenue                                 $      56,041    $       87,008    $     247,836    $     387,257
                                                 =============    ==============    =============    =============

Cost of sales                                           44,542            76,710          208,687          332,964
                                                 -------------    --------------    -------------    -------------

   Gross profit                                         11,499            10,298           39,149           54,293

Selling, general and administrative                      9,828            15,695           43,171           62,649
Impairment and other related charges                       574             6,064              750            6,064
                                                 -------------    --------------    -------------    -------------
Operating profit (loss)                                  1,097           (11,461)          (4,772)         (14,420)
                                                 -------------    --------------    -------------    -------------
Other income (expense):
   Interest expense                                       (300)             (373)          (1,065)          (1,495)
   Other, net                                              342               185              749            1,123
                                                 -------------    --------------    -------------    -------------
                                                            42              (188)            (316)            (372)
                                                 -------------    --------------    -------------    -------------
Income (loss) before income taxes                        1,139           (11,649)          (5,088)         (14,792)
Income taxes (benefit)                                      61             9,339             (518)           5,716
                                                 -------------    --------------    -------------    -------------
Income (loss) before cumulative effect
   of change in accounting principle                     1,078           (20,988)          (4,570)         (20,508)
Cumulative effect of change in accounting
   principle, net of tax benefit of $1,306                  --                --               --          (14,162)
                                                 -------------    --------------    -------------    -------------
Net income (loss)                                $       1,078    $      (20,988)   $      (4,570)   $     (34,670)
                                                 =============    ==============    =============    =============
Basic and diluted income (loss) per share:
   Income (loss) before cumulative effect
     of change in accounting principle           $        0.06    $        (1.19)   $       (0.26)   $       (1.16)
   Cumulative effect of change
     in accounting principle                                --                --               --            (0.80)
                                                 -------------    --------------    -------------    -------------
   Net income (loss)                             $        0.06    $        (1.19)   $       (0.26)   $       (1.96)
                                                 =============     ==============    =============    ============
Weighted average shares outstanding - basic             17,668            17,666            17,666          17,665
                                                 =============    ==============     =============    ============
Weighted average shares outstanding - diluted           17,721            17,666            17,666          17,665
                                                 =============    ==============     =============    ============


                    (In thousands, except per share amounts)

                                                       Fourth Quarter Ended                   Year Ended
OPERATING DATA SUMMARY                                     December 31,                      December 31,
                                                 -------------------------------    ------------------------------
Manufacturing sales:                                 2003              2002             2003              2002
                                                 -------------    --------------    -------------    -------------
Floor shipments                                          2,576             4,644           12,411           21,703
Home shipments:
     Single section                                        150               393              873            2,235
     Multi-section                                       1,213             2,125            5,769            9,734
                                                 -------------    --------------    -------------    -------------
Total shipments                                          1,363             2,518            6,642           11,969
Shipments to company-owned retail locations                (42)              (55)            (140)            (187)
                                                 -------------    ---------------   -------------    -------------
Wholesale shipments to independent retailers             1,321             2,463            6,502           11,782
                                                 =============    ==============    =============    =============

Retail sales:
     Single section                                         14                20               51               73
     Multi-section                                          39                34              154              145
                                                 -------------    --------------    -------------    -------------
Total sales                                                 53                54              205              218
                                                 =============    ==============    =============    =============
Cavalier produced homes sold                                44                46              179              188
                                                 =============    ==============    =============    =============
Used homes sold                                              9                 8               26               30
                                                 =============    ==============    =============    =============
Independent exclusive dealer locations                     129               220              129              220
Company-owned stores                                         3                 4                3                4
Home manufacturing facilities -- operating                   7                 8                7                8
Installment loan purchases                       $       8,979    $       11,581    $      37,780    $      45,054

BALANCE SHEET SUMMARY
Cash and cash equivalents                                                           $      32,393    $      34,939
Accounts receivable, less allowance for losses                                              1,939            3,353
Inventories                                                                                10,964           18,287
Other current assets                                                                        5,810           16,041
                                                                                    -------------    -------------
   Total current assets                                                                    51,106           72,620
                                                                                    -------------    -------------
Property, plant and equipment, net                                                         37,192           50,357
Installment contracts receivable, less allowance for credit losses                          6,846            4,058
Other assets                                                                                3,389            3,036
                                                                                    -------------    -------------
   Total assets                                                                     $      98,533    $     130,071
                                                                                    =============    =============

Current portion of long-term debt                                                   $       3,447    $       1,347
Notes payable                                                                                  --               67
Other current liabilities                                                                  39,846           58,860
                                                                                    -------------    -------------
   Total current liabilities                                                               43,293           60,274
                                                                                    -------------    -------------
Deferred income taxes                                                                         693            1,083
Long-term debt                                                                             13,089           22,643
Other long-term liabilities                                                                   471              535
Stockholders' equity                                                                       40,987           45,536
                                                                                    -------------    -------------
   Total liabilities and stockholders' equity                                       $      98,533    $     130,071
                                                                                    =============    =============

OTHER INFORMATION
Working capital                                                                     $       7,813    $      12,346
Current ratio                                                                            1.2 to 1          1.2 to 1
Number of shares outstanding                                                               17,676           17,666
Stockholders' equity per share                                                      $        2.32    $        2.58
CIS installment loan portfolio                                                      $      10,114    $      10,977




